Exhibit 10.1

November 25, 2009

James P. McNiel
18 Central Dr
Glen Head, NY 11545

Sent Via Email:

Dear Jim,

It is my pleasure to extend an offer of employment to you for the position of Vice President and Chief Strategy Officer of FalconStor, reporting to ReiJane Huai, the Company’s President and CEO.  We are confident that you will make a significant contribution to FalconStor’s ongoing success. Our offer of employment is as follows:

Title:	Vice President and Chief Strategy Officer
Responsibilities:	Chief Strategy Officer overseeing worldwide marketing activities including Public Relations, Corporate/Product Marketing, and Alliances.
Salary:	$400,000 per year, paid in the amount of $8,333.34 cash semi-monthly in arrears and $50,000 per quarter in stock as follows:

During the term of your employment with the Company, you will be recommended to the Compensation Committee on a quarterly basis for the grant of restricted shares of Company common stock in the closest whole number less than or equal to the value of $50,000. The value of each share will be based upon the average share price during the fiscal quarter up to the date of the grant.  These shares are fully registered and will vest immediately upon approval by the Compensation Committee and will be subject to the terms of the Restricted Share Agreement, a copy of which will be provided to you.  Your recommended award will be presented to the Compensation Committee at each regularly scheduled meeting during the third month of each quarter, or if no such meeting takes place, at the next meeting of the Committee thereafter.  Any quarterly award will be pro-rated for partial quarters.

Benefits:
You will be eligible to participate in all Company benefit programs subject to the terms of each plan. With the exception of the Company’s 401(k) plan, for which you be eligible on the first day of the month following the completion of three months of service you may participate in all Company sponsored benefit plans (medical, dental, group term life & disability insurance) commencing on your first date of employment.

Vacation & Time Off Benefits:	Equivalent to those provided to senior Company executives.
Equity grant:
At the next meeting of the Compensation Committee of the Company’s Board of Directors, which is currently scheduled for December 2, you will be recommended for a grant of options to purchase 480,000 shares of Company common stock.

If granted by the Compensation Committee, the options will be subject to the terms of the Stock Option Agreement, a copy of which will be provided to you.  This grant will vest over 3 years at the rate of 1/3 per year (33%, 33%, 34%).

Dismissal without cause:
In the event of your dismissal without Cause, FalconStor agrees to accelerate the vesting  of any unvested stock options from the initial grant detailed in this letter as follows:

•      if you are employed by the Company more than 6 but less than 18 months, the vesting of any unvested options shall be accelerated by 6 months

•      if you are employed by the Company more than 18 but less than 24 months, the vesting of any unvested options shall be accelerated by 9 months

•      if you are employed by FalconStor more than 24 months, the vesting of any unvested options shall be accelerated by 12 months

“Cause” shall mean (i) your willful failure to substantially perform the duties assigned to you; (ii) breach of any FalconStor policy or agreement; (iii) the willful engaging by you in misconduct materially injurious to the Corporation; or (iv) the commission by you of an act constituting (A) common law fraud against FalconStor (B) any misdemeanor involving deceit or dishonesty, or (C) any felony.

This offer is contingent upon proof of eligibility for employment in the United States of America.  In order to be in compliance with the Immigration and Reform Control Act of 1986, we require that you provide proof of employment eligibility and identity on your first day. Please bring with you two forms of current identification, one of which must contain a photograph. An expired passport is also acceptable. You will also be required to sign a Confidentiality Agreement.

We are committed to maintaining a competitive position in the employment marketplace. However, it is agreed that neither this offer of employment, or its acceptance, nor the maintenance of personnel policies, procedures and benefits creates a contract of employment.  Your employment will be at will, meaning either you or FalconStor may terminate the employment relationship at any time at any for any reason.

Jim, we are very excited about having you join FalconStor. If you have further questions or need additional information, please call me at (631) 962-1152.  Please sign below and return a copy to my attention. This offer, if not accepted, will expire seven (7) days from the date of this letter.

Sincerely,

/s/ Bruce J. Sasson
Bruce J. Sasson
Director of Human Resources

Accepted:	/s/ James P. McNiel	Start Date:	12/1/09